Exhibit 99.1
CONTACT:	S. Leslie Jewett (800) 496-4640 ljewett@calfirstbancorp.com

CALFIRST BANCORP ANNOUNCES 2012 ANNUAL DIVIDEND
TO STOCKHOLDERS OF $2.20 PER SHARE

IRVINE, CALIFORNIA, November 9, 2012 ---- California First National Bancorp (NASDAQ: CFNB) today announced that its Board of Directors has declared an annual dividend in the amount of two dollars and twenty cents ($2.20) per share. The dividend will be payable on December 14, 2012 to all stockholders of record at the close of business on November 30, 2012.

Since October 2009, the Board of Directors has pursued a dividend policy that provided for one annual dividend payment. Based on a review of the Company's growth plans and capital resources, and in light of current and pending changes in the tax laws, the Board believes it is in the best interest of its stockholders to distribute a greater share of retained earnings at this time, while at the same time remaining fully capable of funding our growth initiatives. At September 30, 2012, CFNB had a total net worth of $198.8 million, of which $194.2 million represented retained earnings, and a total risk-based capital ratio of 41%.

The Board will continue to review the Company's dividend policy on an ongoing basis, and the decision to pay dividends in future periods will depend on a variety of factors including the business, economic and tax environment.

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.